Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2015 relating to the consolidated financial statements of GigOptix, Inc., which appears in the Annual Report on Form 10-K of GigOptix, Inc. for the year ended December 31, 2014.

/s/ Burr Pilger Mayer, Inc.

San Jose, California
March 17, 2015